Exhibit 99.1

Corporate Headquarters

712 Fifth Avenue, 9th Floor

New York, NY 10019

877.826.BLUE (2583)

www.bluerockre.com

PRESS RELEASE

For Immediate Release

BMG Exploring Strategic Alternatives for Non-Traded REIT Portfolio

New York, NY (July 3, 2013) Bluerock Multifamily Growth REIT (‘BMG’ and ‘Company’) today announced that following its meeting with the Board of Directors, the Company has decided to explore strategic alternatives to enhance the growth of its portfolio.

“We’ve taken strategic actions over the past year to consolidate our holdings and strengthen and enhance the transparency of our balance sheet and income statement, to position the REIT to take advantage of growth opportunities and make it more shareholder friendly by reducing our ongoing fees and removing any internalization compensation,” reported Ramin Kamfar, BMG’s Chairman. “Our Board is committed to exploring available opportunities to facilitate our growth for the benefit of our shareholders,” remarked Mr. Kamfar.

In anticipation of its review of strategic alternatives, the Board of Directors voted to temporarily suspend the Company’s share repurchase plan, including pending repurchase requests, for the current quarter. The Board will revisit the share repurchase plan at the end of the third quarter.

The Company is not able to further discuss its possible strategic alternatives or address questions about them at this time due to limitations under federal securities laws. There is no set timetable for the Board of Directors to review alternatives and there can be no assurances that the review process will result in any transaction(s) being announced or completed.

BMG currently has a 7-property portfolio with 1,700+ units of primarily of Class A multifamily properties positioned in growth markets with an asset cost greater than $215 million.

About BMG

BMG is a publicly registered, non-traded real estate investment trust. For copies of BMG’s public company filings, please visit the U.S. Securities and Exchange Commission’s website at www.sec.gov.

BMG is sponsored by Bluerock Real Estate, LLC, a national investment firm providing institutional investments for individual investors.

Exhibit 99.1

Forward-looking Statements

This release contains certain forward-looking statements (under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) with respect to strategic alternatives and benefits and transparency to shareholders. Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.” Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the financial performance of future acquisitions, uncertainties relating to changes in general economic and real estate conditions; the impact of current and future regulation; the uncertainties relating to the implementation of our real estate investment strategy; no guarantee as to future distributions; no guarantee as to the consummation of a liquidity event; and other risk factors as detailed from time to time in our periodic reports, as filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

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